Exhibit 99.1

Precision BioSciences Appoints Alex Kelly as Chief Financial Officer

DURHAM, N.C., May 27, 2021 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage biotechnology company developing allogeneic CAR T and in vivo gene correction therapies with its ARCUS® genome editing platform, today announced the appointment of Alex Kelly as Chief Financial Officer. Alex joined Precision BioSciences in October 2020 as Chief Corporate Affairs Officer and has served as the company’s Interim Chief Financial Officer since December 2020. He will continue to serve as the company’s principal financial officer, reporting directly to Matt Kane, Chief Executive Officer and oversee the company’s finance, corporate communications, and investor relations functions. Shane Barton, the Company’s Vice President and Corporate Controller, has been serving as interim principal accounting officer and will now serve as principal accounting officer, continuing to report to Alex.

“Alex has quickly become a valuable member of our senior leadership team and has made significant contributions to the overall success of our business, including our culture, which has been positively enhanced since his arrival,” said Matt Kane, Chief Executive Officer and co-founder of Precision BioSciences. “He has brought important large pharmaceutical experience, business acumen, and energy to Precision, and he will continue to be instrumental in achieving important strategic and financial goals as we advance our allogeneic CAR T and in vivo gene editing pipelines.”

“I am excited to continue working closely with Matt and the senior leadership team as we press forward with our clinical and preclinical development plans for our allogeneic CAR T and in vivo gene editing pipelines,” said Alex Kelly. “When you join a company during a pandemic as I did, you learn a lot about its commitment to its business and culture. I continue to be impressed by not just our people and their tenacity to develop truly transformative medicines, but the ARCUS technology and the incredible promise it has for new allogeneic CAR T and gene editing therapies.”

Prior to joining Precision BioSciences, Alex was Executive Vice President, Corporate Affairs and Chief Communications Officer at Allergan and President of The Allergan Foundation. Previously, Alex served as Senior Vice President, Chief Integration Officer for Actavis where he led back-to-back integration efforts for both the acquisition of Forest Labs (in 2014) and Allergan (in 2015). Prior to this role, Alex was Senior Vice President, Chief Communications Officer, Public Affairs and Investor Relations at Forest Labs where he built a consolidated corporate communications and investor relations team and led integration efforts when Forest Labs acquired Aptalis Pharma. Alex has held additional senior level communications and investor relations roles with increasing responsibility at Bausch + Lomb, Merck, Schering-Plough, Novartis, Pharmacia, and Pharmacia & Upjohn. He earned his Bachelor of Science in Pharmacy from Purdue University.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage biotechnology company dedicated to improving life (DTIL) with its wholly proprietary ARCUS® genome editing platform. ARCUS is a highly specific and versatile genome editing platform that was designed with therapeutic safety, delivery, and control in mind. Using ARCUS, the Company’s pipeline consists of multiple “off-the-shelf” CAR T immunotherapy clinical candidates and several in vivo gene correction therapy candidates to cure genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences please visit www.precisionbiosciences.com.

Contact:

Maurissa Messier

Exhibit 99.1

Senior Director, Corporate Communications

maurissa.messier@precisionbiosciences.com